Exhibit 99.1

VF Corporation Announces Veronica Wu Has Stepped Down From Its Board of Directors

DENVER--(BUSINESS WIRE)--September 7, 2021--VF Corporation (NYSE: VFC), today announced that Veronica Wu has informed VF of her decision to step down from the company’s Board of Directors, effective immediately. Ms. Wu’s decision to step down from the Board was not the result of any disagreement with VF on any matter relating to VF’s operations, policies or practices.

Wu was appointed to the VF Board of Directors in March of 2019.

In connection with Wu’s stepping down, the size of the VF Board will be reduced from 12 members to 11 members until a new director is identified.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Contacts

Craig Hodges
Vice President, Corporate Affairs & Communications
craig_hodges@vfc.com